EXHIBIT (i)(3)


[SUTHERLAND ASBILL & BRENNAN LLP]



                                December 20, 2000



      KIMBERLY J. SMITH
 DIRECT LINE: (202) 383-0314
 Internet: ksmith@sablaw.com


Board of Trustees
Kelmoore Strategic Trust
2471 East Bayshore Road
Suite 501
Palo Alto, California 94393

Re: Kelmoore Strategic Trust

Ladies and Gentlemen:

We have acted as counsel to Kelmoore Strategic Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 6 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on December 26, 2000 (the "Amendment"), and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") of an additional series of the Trust, the Kelmoore Strategy(R) Liberty Fund (the "Fund").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following: (a) the Trust's Agreement and Declaration of Trust dated November 30, 1998, as amended March 22, 1999 (the "Trust Instrument"), the Trust's Certificate of Trust (the "Certificate of Trust") as filed with the Secretary of State of Delaware on November 30, 1998 and the certificate of good standing of the Trust issued by the Secretary of State of Delaware on December 19, 2000; (b) resolutions of the Trustees of the Trust adopted at a meeting on August 14, 2000, authorizing the establishment of the Fund and the issuance of the Shares; and (c) the Amendment. Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. We have not undertaken a review of other Delaware law or of any administrative decisions or other court decisions in connection with rendering this opinion.

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Board of Trustees
December 20, 2000
Page 2


Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Amendment and in accordance with the Trust Instrument, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable. This opinion is rendered to you in connection with the Amendment. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof. We hereby consent to the filing of this opinion as an exhibit to Amendment.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP




By:        /s/ Kimberly J. Smith
      -------------------------------
      Kimberly J. Smith